UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2021

UNUM GROUP
(Exact name of registrant as specified in its charter)

Delaware	001-11294	62-1598430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Fountain Square
Chattanooga, Tennessee 37402
(Address of principal executive offices) (Zip Code)

(423) 294-1011
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.10 par value	UNM	New York Stock Exchange
6.250% Junior Subordinated Notes due 2058	UNMA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company
☐	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01    Entry into a Material Definitive Agreement.

As Unum Group (“Unum”) previously reported in its Current Report on Form 8‑K filed on December 17, 2020, Provident Life and Accident Insurance Company, The Paul Revere Life Insurance Company and Unum Life Insurance Company of America (the “Ceding Companies”), Tennessee, Massachusetts and Maine insurance companies, respectively, and wholly owned subsidiaries of Unum, entered into a Master Transaction Agreement, dated December 16, 2020 (the “Master Transaction Agreement”), with Commonwealth Annuity and Life Insurance Company (“Commonwealth”). The Master Transaction Agreement contemplated a transaction (the “Transaction”), to be completed in two phases, pursuant to which Commonwealth would reinsure a substantial portion of the closed block individual disability insurance business issued and assumed by the Ceding Companies (the “Closed IDI Block”). The first phase of the Transaction (the “First Phase”) was completed on December 17, 2020 (the “First Closing Date”), at which time each of the Ceding Companies entered into a reinsurance agreement with Commonwealth (together, the “Reinsurance Agreements”) and collectively ceded to Commonwealth, effective as of July 1, 2020, a substantial portion of the Closed IDI Block, as previously reported on Unum’s Current Report on Form 8‑K filed on December 22, 2020. As part of the First Phase, Provident Life and Casualty Insurance Company (“PLC”), a Tennessee insurance company and wholly owned subsidiary of Unum, agreed to provide a 12-year volatility cover (the “ALR Cover”) to Commonwealth for the active life cohort of the Closed IDI Block ceded to Commonwealth on the First Closing Date.
The second phase of the Transaction (the “Second Phase”) was completed on March 31, 2021 (the “Second Closing Date”), at which time the Ceding Companies and Commonwealth amended and restated their respective Reinsurance Agreements (the “Amended and Restated Reinsurance Agreements”), pursuant to which Commonwealth has agreed to reinsure, effective as of January 1, 2021, a substantial portion of the remaining Closed IDI Block that was not ceded in the First Phase and for which the Ceding Companies received third-party consents, with statutory reserves of approximately $966 million as of December 31, 2020. On the Second Closing Date, Commonwealth paid a ceding commission to the Ceding Companies of approximately $18 million, in the aggregate. Commonwealth also secured its obligations to each Ceding Company for liabilities ceded under the applicable Amended and Restated Reinsurance Agreement on a coinsurance basis by depositing, in a trust account established in connection with the First Phase for the benefit of the Ceding Company, additional assets in an amount that exceeds the liabilities secured. As part of the Second Phase, PLC and Commonwealth amended and restated the ALR Cover to provide volatility coverage for the additional business reinsured pursuant to the Amended and Restated Reinsurance Agreements in exchange for a payment of approximately $18 million from Commonwealth to PLC. At the end of the coverage period, Commonwealth will be responsible for the remaining incidence and claims risk on the portion of the Closed IDI Block ceded to it.
The foregoing description of the Transaction does not purport to be complete and is qualified in its entirety by reference to the full text of (a) the Master Transaction Agreement and (b) the Amended and Restated Reinsurance Agreements. Copies of the Amended and Restated Reinsurance Agreements are filed herewith as Exhibits 2.1, 2.2 and 2.3 and are incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
2.1	Amended and Restated Reinsurance Agreement, dated March 31, 2021, by and between Provident Life and Accident Insurance Company and Commonwealth Annuity and Life Insurance Company.
2.2	Amended and Restated Reinsurance Agreement, dated March 31, 2021, by and between The Paul Revere Life Insurance Company and Commonwealth Annuity and Life Insurance Company.
2.3	Amended and Restated Reinsurance Agreement, dated March 31, 2021, by and between Unum Life Insurance Company of America and Commonwealth Annuity and Life Insurance Company.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Unum Group
(Registrant)

Date: April 5, 2021	By:	/s/ J. Paul Jullienne
		Name:	J. Paul Jullienne
		Title:	Vice President, Managing Counsel, and
Corporate Secretary